Exhibit 99.1

P3 Health Partners Announces Receipt of Nasdaq Notice of Delisting and Intention to Appeal

Notice of Delisting Will Not Immediately Result in the Suspension or Delisting of the Company’s Securities

The Company Intends to Submit All Periodic Reports and Hold an Earnings Call the Week of October 17, 2022

Henderson, NV, October 4, 2022 (Business Wire) – P3 Health Partners Inc. (“P3” or the “Company”) (NASDAQ: PIII), a patient-centered and physician-led population health management company, today announced that on September 28, 2022 it received a Staff Delisting Determination (the “Staff Determination”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that Nasdaq has initiated which could result in the delisting of the Company’s securities from Nasdaq as a result of the Company not being in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”), which requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission (the “SEC”). The Staff Determination has no immediate effect and will not immediately result in the suspension of trading or delisting of the Company’s securities.

The Company intends to appeal the Staff Determination before a Nasdaq Hearing Panel and seek a further stay of any suspension or delisting action pending the hearing process in accordance with the procedures set forth in the Staff Determination Letter. The Company is working diligently with its current and former auditors to complete the previously disclosed restatement and the audit of the financial statements for the fiscal year ended December 31, 2021. The Company currently believes it will submit all delinquent periodic reports to the SEC before or during the week of October 17, 2022, which will bring the Company back into compliance with the Listing Rule.

The Staff Determination was issued because the Company has not filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Form 10-K”) or its Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2022 (the “First Quarter Form 10-Q”) and June 30, 2022 (the “Second Quarter Form 10-Q”) by the Extension Deadline (defined below).

As previously disclosed, Nasdaq had granted the Company a period of 180 calendar days from the prescribed due date of the Form 10-K, or until September 27, 2022 (the “Extension Deadline”), to file the Form 10-K, First Quarter Form 10-Q, and Second Quarter Form 10-Q to regain compliance with the Listing Rule. The Company previously disclosed the delay in and circumstances behind the late filing of each of the Form 10-K, the First Quarter Form 10-Q and Second Quarter Form 10-Q in a Notification of Late Filing on Form 12b-25, filed with the SEC on March 31, 2022, May 17, 2022, and August 16, 2022, respectively.

The Company’s request for a hearing before the Nasdaq Hearing Panel to appeal the Staff Determination must be made no later than 4:00 p.m. Eastern Time on October 5, 2022. The hearing request will automatically stay the suspension of the Company’s securities for a period of 15 days from the date of the request. In connection with its request for a hearing, the Company also intends to request that the Staff Determination be further stayed pending the hearing process. According to the Staff Determination, hearings are typically scheduled to occur approximately 30-45 days after the date of a company’s hearing request. Following the hearing, the Hearings Panel will issue a decision, which the Company may further appeal to the Nasdaq Listing Council for review. The Company is working diligently to file the delinquent periodic reports as soon as possible to regain compliance with the Listing Rule. However, there can be no assurance that such periodic reports will be filed before any hearing occurs or that the Nasdaq Hearing Panel will grant the Company’s request for a stay pending the hearing process.

About P3 Health Partners (NASDAQ: PIII):

P3 Health Partners Inc. is a leading population health management company committed to transforming healthcare by improving the lives of both patients and providers. Founded and led by physicians, P3 has an expansive network of more than 2,500 affiliated primary care providers across the country. Our local teams of health care professionals manage the care of thousands of patients in 18 counties across five states. P3 supports primary care providers with value-based care coordination and administrative services that improve patient outcomes and lower costs. Through partnerships with these local providers, the P3 care team creates an enhanced patient experience by navigating, coordinating, and integrating the patient’s care within the healthcare system. For more information, visit www.p3hp.org and follow us on @p3healthpartners and Facebook.com/p3healthpartners.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipate," "believe," "budget," "contemplate," "continue," "could," "envision," "estimate," "expect," "guidance," "indicate," "intend," "may," "might," "plan," "possibly," "potential," "predict," "probably," "pro-forma," "project," "seek," "should," "target," or "will," or the negative or other variations thereof, and similar words or phrases or comparable terminology, are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the Company’s appeal to the Nasdaq Hearings Panel and request for a stay of the Nasdaq delisting process and the timing of the filing of the Company’s delinquent periodic reports and the timing of the earnings call, which reflect the Company’s expectations based upon currently available information and data.

Because such statements are based on the Company’s current expectations and are not statements of fact, actual results may differ materially from those projected or estimated and you are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements, including, but not limited to, the risk that the completion and filing of the 2021 Form 10-K, First Quarter Form 10-Q and the Second Quarter Form 10-Q take longer than expected, the risk that Nasdaq does not grant the Company’s request for a stay pending the hearing process or does not grant the Company’s request for continued listing and other factors discussed in the “Risk Factors” section of the Company’s Registration Statement on Form S-1 filed with the SEC on December 28, 2021 and in the Company’s other filings with the SEC. All information in this press release is as of the date hereof. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this report, except as required by applicable law or regulation.

Contacts:

Communications

Kassi Belz

Executive Vice President, Communications

P3 Health Partners

(904) 415-2744

kbelz@p3hp.org

Investor Relations

Karen Blomquist

Vice President, Investor Relations

P3 Health Partners

kblomquist@p3hp.org

Steve Halper

Managing Director

LifeSci Advisors

shalper@lifesciadvisors.com